Exhibit 99.1

For Immediate Release

For more information:

Rick Russo	Charles Messman
Chief Financial Officer	Todd Kehrli
Captiva Software Corporation	MKR Group, LLC
858/320-1000	818/556-3700
rrusso@captivasoftware.com	ir@mkr-group.com

Captiva Accelerates Vesting of Certain “Out of the Money” Stock Options

Action will Reduce as Much as $2.2 Million of Compensation Expense

SAN DIEGO, CA, FEBRUARY 15, 2005 — Captiva Software Corporation (NASDAQ: CPTV), a leading provider of input management solutions, announced today that it has accelerated the vesting of certain unvested and “out-of-the-money” stock options previously awarded to employees and officers under certain of its stock option plans. An option was considered “out of the money” if the stated exercise price was greater than $11.51 per share, the closing price of Captiva’s common stock on February 9, 2005, which was the effective date of the acceleration. Outstanding unvested options that had an exercise price equal to or less than $11.51 on February 9, 2005, will continue to vest on their normal schedule.

As a result of this action, options to purchase approximately 500,000 shares of Captiva common stock that would otherwise have vested over the next 39 months became fully vested. Options held by non-employee directors were not affected. In addition, all affected executive officers of the Company have entered into agreements not to sell shares acquired through the exercise of an accelerated option prior to the date on which exercise would have been permitted under the options’ original vesting terms, other than shares sold for payment of taxes resulting from the exercise or in the case of termination of employment.

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Captiva Accelerates Vesting of Certain “Out of the Money” Stock Options

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The decision to accelerate the vesting of these options was made primarily to reduce compensation expense that might be recorded in future periods following the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (FAS 123R), which Captiva believes to be in the best interest of shareholders. The Company will be required to apply the expense recognition provisions of FAS 123R beginning in the third quarter of 2005. Because it accelerated these options, Captiva expects to reduce its non-cash compensation expense related to these options by approximately $775,000 in 2005, $970,000 in 2006, $450,000 in 2007 and $25,000 in 2008, or a total of approximately $2.2 million, based on estimated value calculations using the Black-Scholes methodology.

Captiva also announced that on February 9, 2005, the Compensation Committee of the Board of Directors approved the grant of an aggregate of 46,500 stock options to four non-officer new employees under the Company’s 2003 Recruitment Equity Incentive Plan, vesting over two years, commencing on the first day of the month following commencement of employment, at an exercise price equal to the closing market price on the date of grant.

About Captiva Software Corporation

Captiva Software Corporation (NASDAQ: CPTV) is a leading provider of input management software solutions. Since 1989, the company’s award-winning products have been used to manage business-critical information from paper, faxed and scanned forms and documents, Internet forms, and XML data streams into the enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms and documents annually, converting their contents into information that is usable in database, document, content and other information management systems. Captiva’s technology serves thousands of users in insurance, financial services, government, business process outsourcing, manufacturing and other markets. For more information, visit www.captivasoftware.com.

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Captiva Accelerates Vesting of Certain “Out of the Money” Stock Options

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This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, the projected impact of FAS 123R and effect of accelerating out-of-the-money options; any projections of earnings, revenues (including where the underlying contract has already been signed), or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, changes to accounting standards; performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; and the difficulty of keeping expense growth at modest levels while increasing revenues. Announcements of contract awards should not be interpreted as reflecting revenue in any particular period and may relate to revenue recorded in prior periods. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.